Exhibit 10.52

DIVIDEND EQUIVALENT RIGHT AGREEMENT WITH RESPECT TO NUMBER OF SHARES UNDERLYING UNVESTED OPTIONS PURSUANT TO THE SIX FLAGS ENTERTAINMENT CORPORATION LONG-TERM INCENTIVE PLAN

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Participant:

Grant Date:

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THIS DIVIDEND EQUIVALENT RIGHT AWARD AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between Six Flags Entertainment Corporation, a corporation organized in the State of Delaware (the “Company”), and the Participant specified above, pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan, as in effect and as amended from time to time (the “Plan”), which is administered by the Committee; and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant Dividend Equivalent Rights (each, a “Dividend Equivalent Right”) with respect to the number of Shares underlying Options granted to the Participant under the Plan.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.                                      Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the Award provided hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein.  Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto in the Plan.  The Participant hereby acknowledges receipt of a true copy of the Plan and that the Participant has read the Plan carefully and fully understands its content.  In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.                                      Grant of Dividend Equivalent Rights.  The Company hereby grants to the Participant Dividend Equivalent Rights equal in number to the number of Shares underlying unvested Options outstanding on the Grant Date to Participant under the Plan.  Each Dividend Equivalent Right entitles the Participant to a payment in Shares as specified in Section 5 of this Agreement equal to the cash dividends declared on a Share on or after the Grant Date through the Vesting Date, subject to the terms and conditions set forth in this Agreement and in the Plan.

Except as otherwise provided by the Plan, the Participant agrees and understands that nothing contained in this Agreement provides, or is intended to provide, the Participant with any protection against potential future dilution of the Participant’s interest for any reason.  The Participant shall have no rights as a stockholder with respect to any Shares with respect to Dividend Equivalent Rights or with respect to Shares to be distributed pursuant to Section 5 unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

3.                                      Vesting.  The Company will make no distributions with respect to Dividend Equivalent Rights unless and until such Dividend Equivalent Rights shall have become vested.  Dividend Equivalent Rights shall vest on the dates (each, a “Vesting Date”) the corresponding Option providing the basis for the number of Dividend Equivalent Rights (“Corresponding Option”) vests.

4.                                      Expiration.  Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement and without limitation on the distributions under Section 5 with respect to vested Dividend Equivalent Rights, a Dividend Equivalent Right shall expire and be cancelled immediately following the earlier of (a) vesting of the Dividend Equivalent Right or (b) forfeiture or cancellation of the Corresponding Option.

5.                                      Distributions.  Subject to Section 7 below, upon the vesting of Dividend Equivalent Rights, the Participant will be entitled to and promptly (and in no event later than 30 days after such vesting) receive a number of Shares equal to:

(a) the sum of all dividends declared and paid on a Share with a record date from the Grant Date through, and including, the Vesting Date multiplied by the number of Dividend Equivalent Rights vesting on such Vesting Date, divided by

(b) the fair market value of a Share on such Vesting Date.

To the extent that on the Vesting Date, dividends were declared but not yet paid on a Share, the Participant will be entitled to and promptly (and in no event later than 30 days after such payment date)  receive a number of Shares equal to:

(a) all such dividends declared on a Share from the Grant Date through, and including, the Vesting Date but not paid until after the Vesting Date multiplied by the number of Dividend Equivalent Rights that vested on such Vesting Date, divided by

(b) the fair market value of a Share on the date such dividends are paid to stockholders of the Company.

Notwithstanding the foregoing, no fractional Shares shall be issued; the calculation of Shares to be delivered pursuant to this Section 5 shall be rounded down to the next lowest whole number and the value of any factional Share shall be distributed to the Participant in cash.

6.                                      Withholding of Tax.  As a condition to receiving the Shares and any cash payment for fractional Shares upon the vesting of Dividend Equivalent Rights, the Participant must remit to the Company an amount sufficient to satisfy any federal, state, local and foreign taxes of any kind (including, but not limited to, the Participant’s FICA and SDI obligations) which the Company, in its sole discretion, deems necessary to be withheld or remitted to comply with the Code and/or any other applicable law, rule or regulation with respect to Dividend Equivalent Rights.  If the Participant fails to do so this, the Company may withhold sufficient Shares that would otherwise be distributed to satisfy tax withholding obligations or may refuse to issue or transfer any Shares otherwise required to be issued pursuant to this Agreement.

7.                                      Stockholder Approval.  The Dividend Equivalent Rights under this Agreement are contingent upon approval in 2012 by the stockholders of the Company of an amendment to the Plan increasing the number of Shares that may be granted under the Plan.  If such amendment to the Plan is not approved in 2012 by the stockholders of the Company, this Agreement and the Dividend Equivalent Rights thereunder shall be of no effect and no Dividend Equivalent Rights under this Agreement or Shares with respect thereto shall be issued or outstanding.  In addition, any Shares that would otherwise be issuable under Section 5 of this Agreement shall be held by the Company pending such stockholder approval and shall only be distributed if and when stockholder approval is obtained.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SIX FLAGS ENTERTAINMENT CORPORATION

By:

Name:

Title:

PARTICIPANT

Name:

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